Exhibit 5.1

July 13, 2012

Brookfield Asset Management Inc.

Brookfield Place

181 Bay Street, Suite 300

Toronto, Ontario, Canada

M5J 2T3

Dear Sirs/Mesdames:

Re: Brookfield Asset Management Inc. — Dividend Reinvestment Plan

We have acted as Canadian counsel for Brookfield Asset Management Inc., a corporation formed under the laws of Ontario (the “Corporation”), in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, in respect of 600,000 Class A Limited Voting Shares (the “Shares”) issuable pursuant to the Corporation’s Dividend Reinvestment Plan (the “Plan”). This opinion is being furnished to you as a supporting document for such Registration Statement.

We have reviewed the Plan and the Registration Statement and made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed.

The opinion expressed below is limited to the laws of the Province of Ontario, including the federal laws of Canada applicable therein. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

Based on the foregoing, we are of the opinion that the Shares to be issued pursuant to the Plan have been duly authorized and, when and to the extent issued in accordance with the Plan, such Shares will be outstanding as fully paid and non-assessable shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act, and to the reference to us under the heading “Legal Matters” in the Prospectus included in the Registration Statement, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act.

Yours very truly,

/s/ Torys LLP